Exhibit 10.96

Portions of this exhibit marked [*] are omitted and are requested to be treated confidentially.

EIR SUPPLY AGREEMENT

dated August 6, 2012

by and between

ALFA WASSERMANN S.P.A.

and

SALIX PHARMACEUTICALS, INC.

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- ii -

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EIR SUPPLY AGREEMENT

EIR SUPPLY AGREEMENT (this “Agreement”) dated August 6, 2012 (the “Effective Date”) by and between Alfa Wassermann S.p.A., a corporation incorporated under the laws of Italy (“Alfa”), and Salix Pharmaceuticals, Inc., a corporation incorporated under the laws of the State of California, United States of America (“Salix”) (each, a “Party” and, collectively, the “Parties”).

WITNESSETH:

WHEREAS, simultaneously with the execution of this Agreement, Alfa and Salix are entering into (a) an Amended and Restated License Agreement (the “Amended and Restated License Agreement”) which amends and restates in its entirety a certain License Agreement entered into by the Parties, dated June 24, 1996 (the “1996 License Agreement”), and which provides in part for (i) the license by Alfa to Salix of certain patent rights and unpatented technology rights pertaining to the EIR Formulation for the purpose of enabling Salix to sell Rifaximin Products with the EIR Formulation in the Field in the Salix Territory, and (ii) the development of a Rifaximin Product having the EIR Formulation for the treatment, prevention or amelioration of Crohn’s disease (the “Crohn’s EIR Product”), and (b) an Amendment to the Supply Agreement between Alfa and Salix, dated June 24, 1996, as amended [*], dealing with Alfa’s supply to Salix of rifaximin; and

WHEREAS, pursuant to the terms of the Amended and Restated License Agreement, the Parties have agreed that Alfa shall be the exclusive supplier to Salix of Rifaximin Products with the EIR Formulation, including the Crohn’s EIR Product, following the development of such products and the grant of regulatory approval in the Salix Territory for the sale and use of such products;

NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the Parties hereby agree as follows:

ARTICLE 1

RECITALS

It is acknowledged and agreed that the recitals to this Agreement and the Exhibits to this Agreement form an integral part hereof and are expressly incorporated in this Agreement.

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

ARTICLE 2

CERTAIN DEFINITIONS

The following words and expressions used in this Agreement shall have the following meanings:

(a) “Affiliate(s)” means with respect to Alfa or Salix, as the case may be, any Person or other entity that directly or indirectly controls, is controlled by or is under common control with such Party. For the purpose of this definition, “control” means the (i) possession of the power to direct or cause the direction of the management and policies of such Party, whether through ownership of voting securities, by contract or otherwise or (ii) the ownership, directly or indirectly, of more than fifty percent (50%) of the voting securities or other ownership interest of such Party.

(b) “Alfa Indemnified Party” has the meaning set forth in Section 8.2.

(c) “Alfa Know-How” means all Know-How Controlled by Alfa or its Affiliates or Sublicensees as of the date hereof or at any time during the Term of this Agreement pertaining to Manufacturing, whether or not patented or patentable, but only to the extent not claimed in or covered by any published or otherwise publicly available Alfa Licensed Patent.

(d) “Alfa Licensed Patents” means

(i) all Patents listed in Exhibit A and any continuations, continuations-in-part, provisionals, converted provisionals and continued prosecution applications, divisionals, reexaminations, reissues, revalidations, substitutes, extensions, and renewals of any of the foregoing Patents or applications, including any Patents or patent applications claiming priority to such Patents or patent applications; and

(ii) all Patents that are Controlled by Alfa or its Affiliates or Sublicensees as of the date hereof or at any time during the Term pertaining to Manufacturing.

(e) “Alfa Licensed Product” means a Rifaximin Product which at any time during the Term is covered by or uses or employs one or more rights within the Alfa Technology Rights or Joint Technology Rights.

(f) “Alfa Technology Rights” means the Alfa Licensed Patents and the Alfa Know-How.

(g) “Batch” means a uniquely or identifiable quantity of Product which has been processed in one process or series of processes to the extent that such quantity could be expected to be homogenous.

(h) “Business Day” means any day other than a Saturday or Sunday on which banking institutions in both New York, New York and Bologna, Italy are open for the conduct of routine banking business at their counters in the said cities.

(i) “Calendar Year” means each successive period of twelve (12) calendar months commencing on January 1 and ending on December 31.

(j) “Certificate of Analysis” means a document signed by the Manufacturer stating and confirming that the Product to which such document refers has been Manufactured in accordance with the Specifications for such Product and cGMP.

(k) “cGMP” means the current Good Manufacturing Practice standards promulgated or endorsed by the FDA or other Regulatory Authorities, including those procedures expressed or implied in the Marketing Approvals and other regulatory filings made with the Regulatory Authorities.

(l) “CMC Data” means the chemistry, manufacturing and controls data required by applicable law to be included in a New Drug Application (“NDA”) (as defined in the FFDCA and the regulations promulgated thereunder) for a Product.

(m) “Compound” means the chemical compound known as “rifaximin”, which is [*]. For the avoidance of doubt, [*] shall constitute Compound.

(n) “Confidential Information” means all information provided by or on behalf of one Party to the other Party, whether before or after the Effective Date, including original documents, patent applications, data analysis, drawings, models, samples, compounds, devices, specifications, flow sheets, descriptions, submissions to Regulatory Authorities, and other tangible material and copies thereof, whether or not such information is identified as confidential or proprietary.

(o) “Control” means, with respect to any Intellectual Property right, trademark or trade name, possession of the right, whether directly or indirectly, and whether by ownership, license or otherwise (other than by operation of any license and other grants hereunder, under the Amended and Restated License Agreement, or under the Trademark License Agreements), to assign or grant a license, sublicense or other right to or under such Intellectual Property right, trademark or trade name as provided for herein or any other agreement or other instrument contemplated hereby without violating the terms of any agreement or other arrangement with any third party.

(p) “Crohn’s EIR Product” has the meaning set forth in the preamble hereof.

(q) “Designated Expert” has the meaning set forth in Section 4.1.

(r) “EIR Formulation” means the Compound in the form of extended intestinal release, [*], including the descriptions set forth in the patent applications listed in Exhibit A.

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

(s) “Excluded Lists” means (i) the U.S. Department of Health and Human Service and Office of Inspector General’s List of Excluded Individuals/Entities that are excluded from participation in Medicare, Medicaid and all other Federal health care programs and (ii) the Excluded Parties List System maintained by the U.S. General Services Administration.

(t) “Exploit” means, in respect of a particular pharmaceutical product, to make, have made, import, use, sell or offer for sale, including to research, develop, commercialize, register, Manufacture, have Manufactured, hold or keep (whether for disposal or otherwise), use, have used, export, transport, distribute, promote, or otherwise dispose of such product, and “Exploitation” means the act of Exploiting a product or process.

(u) “FDA” means the United States Food and Drug Administration or any successor agency.

(v) “FFDCA” has the meaning set forth in Section 7.1(g).

(w) “Field” means the prevention, treatment, amelioration, diagnosis or monitoring of human (i) gastrointestinal and respiratory tract diseases and conditions and (ii) hepatic encephalopathy.

(x) “ICC” has the meaning set forth in Section 14.2.

(y) “Intellectual Property” means any rights in any invention, whether or not patentable, discovery, Know-How, Patent, copyright, trade secret or trademark or any other proprietary information protectable by statutory provision or common law doctrine, but specifically excluding trademarks and trade names.

(z) “Know-How” means any and all data, information, technology, specifications, processes, methods, designs, Raw Materials, results, assistance, trade secrets, special ability, formulations, compositions, discoveries, developments and Manufacturing techniques (in the case of all of the foregoing whether or not confidential, proprietary and whether in written, electronic or any other form now known or hereafter developed during the Term).

(aa) “Legal Requirements” has the meaning set forth in Section 3.2(a).

(bb) “Losses” has the meaning set forth in Section 8.1.

(cc) “Manufacture”, “Manufacturing” and “Manufactured” mean, in respect of a particular pharmaceutical product, and without limitation, all activities related to the production, manufacture, processing, formulation, filling, finishing, packaging, labeling, shipping, handling, holding, storage and warehousing of such product or any intermediate thereof, including process development, process qualification and validation, scale-up, pre-clinical, clinical and commercial manufacture and analytic development, product characterization, stability testing, quality assurance and quality control.

(dd) “Manufacturers” means the manufacturers designated by Alfa to perform Manufacturing on behalf of Alfa (which, for the avoidance of doubt, may, but is not required to, include Alfa or one of its Affiliates as a designated manufacturer), which manufacturers shall be changed only as provided in Section 3.5.

(ee) “Manufacturing Deadline” has the meaning set forth in Section 3.5.

(ff) “Manufacturing Facility” means, the plant(s) where the Products shall be Manufactured for the purposes of supplying Salix hereunder.

(gg) “Marketing Approval” means, with respect to a particular pharmaceutical product and a particular country or other jurisdiction, any and all approvals, registrations, certificates, licenses or authorizations of any Regulatory Authority necessary to Commercialize such product in such country or jurisdiction, including, where applicable, (i) pricing or reimbursement approval in such country or jurisdiction, (ii) pre- and post-approval manufacturing and marketing authorizations (including any prerequisite marketing approval), (iii) drug naming approvals and product labeling approval, and (iv) technical, medical and scientific licenses.

(hh) “Net Sales” means [*].

With respect to sales of a Crohn’s EIR Product or Other EIR Product which is sold as a combination product containing at least one other active pharmaceutical ingredient (“API”) beside the Compound, Net Sales shall be calculated on the basis of [*]:

(i) [*], or

(ii) [*].

If the other API(s) included in the combination product are not sold by Salix, Net Sales for the combination product shall be calculated by [*].

If a Crohn’s EIR Product or Other EIR Product is not sold on arm’s length terms but is used or otherwise disposed of on a commercial basis by a Third Party, the price that would have been charged (after the deductions set forth above) on an arm’s length sale in such country shall be deemed the Net Sales for the sale of such Crohn’s EIR Product or Other EIR Product, provided that any Crohn’s EIR Product or Other EIR Product supplied and used in clinical trials or for other research or development activities or reasonably and customarily supplied for promotional care purposes as samples or for charitable or indigent care purposes shall not be treated as being disposed of on a commercial basis and shall be ignored for the purpose of calculating Net Sales.

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

(ii) “Other EIR Products” means Rifaximin Products containing the EIR Formulation, but excluding the Crohn’s EIR Product.

(jj) “Patents” means all national, regional and international patents and patent applications, including provisional patent applications, utility models, petty patents, design patents, certificates of invention and other similar rights, so-called pipeline protection, any importation, revalidation, confirmation or introduction patent or registration patent or patent of additions.

(kk) “Person” means any individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other similar entity or organization, including a government or political subdivision, department or agency of a government.

(ll) “Process Improvements” means all improvements, modifications or adaptations to any process employed by Alfa or any Manufacturer used in Manufacturing.

(mm) “Products” means finished pharmaceutical products employing the EIR Formulation for the treatment of indications within the Field. For clarity, Products shall include only the Crohn’s EIR Product and Other EIR Products.

(nn) “Putting into Commerce” means the date of the first commercial sale to third parties (excluding sublicensees) of a Product by or on behalf of Salix or any Sublicensees of Salix under the terms of the Amended and Restated License Agreement made in any part of the Salix Territory after all relevant Marketing Approvals shall have been granted by the relevant Regulatory Authorities in respect of the Products in such part of the Salix Territory.

(oo) “Quality Agreement” has the meaning set forth in Section 6.1, as such agreement shall be amended from time to time.

(pp) “Raw Materials” means the raw materials stated in the Specifications and any other raw material ingredients and excipients and packaging or other components needed for Manufacturing.

(qq) “Regulatory Approval” means, in respect of a particular country, the technical, medical and scientific licenses, registrations, authorizations and approvals of any Regulatory Authority necessary for the development, clinical testing, Manufacture, distribution, marketing, promotion, offering for sale, use, import, export, sale or other commercialization of a drug product in such country, including Marketing Approvals, NDAs, Product License Approvals (“PLA”), Investigational New Drug (“IND”) applications, biologic license applications, supplements and amendments, pre- and post-approvals, pricing or reimbursement approvals, drug naming approvals, product labeling approvals, and drug master files.

(rr) “Regulatory Authority” means any applicable supra-national, federal, national, regional, state, provincial or local regulatory agencies, departments, bureaus, commissions, councils or other government entity, including the FDA and HPFB, regulating or otherwise exercising authority with respect to the development, commercialization, Manufacturing and promotion (including the determination of pricing/reimbursement) of pharmaceutical products in the Salix Territory.

(ss) “Rifaximin Product” means any pharmaceutical, biological or other composition, preparation or other type of product (including any over-the-counter product) that contains the Compound (including any such product that contains the Compound together with one or more other active ingredients (which may be either combined in a single formulation or bundled with separate formulations but sold as one product)).

(tt) “Salix Indemnified Party” has the meaning set forth in Section 8.1.

(uu) “Salix Know-How” means all Know-How Controlled by Salix or its Affiliates or Sublicensees as of the date hereof or at any time during the Term of this Agreement pertaining to Manufacturing, whether or not patented or patentable, but only to the extent not claimed in or covered by any published or otherwise publicly available Salix Licensed Patent.

(vv) “Salix Licensed Patents” means all Patents that are Controlled by Salix or its Affiliates or Sublicensees as of the date hereof or at any time during the Term pertaining to Manufacturing.

(ww) “Salix Technology Rights” means the Salix Licensed Patents and the Salix Know-How.

(xx) “Salix Territory” means the United States (including its territorial possessions, territories and the Commonwealth of Puerto Rico) and Canada.

(yy) “Specifications” means the specifications for each Product as identified in the respective regulatory filings (i.e. IND, NDA, etc.) for procedures, Raw Materials, Standards, and quality control testing to ensure compliance of Manufacturing with the Product requirements, as the same may be changed from time to time pursuant to the procedures set forth in Section 3.2, which shall be incorporated in this Agreement by this reference and made a part hereof as if fully restated herein.

(zz) “Sublicensee” means a Person, other than an Affiliate, that is granted a sublicense by a Party under the license grants under the Amended and Restated License Agreement or that was granted a similar sublicense under the 1996 License Agreement.

(aaa) “Term” has the meaning set forth in Section 12.1.

Capitalized terms used in this Agreement and not otherwise defined have the meanings set forth in the Amended and Restated License Agreement.

ARTICLE 3

SUPPLY OF EIR PRODUCTS

3.1 Supply of Products. Subject to the terms hereof, Salix hereby appoints Alfa as its exclusive manufacturer for all of Salix’s requirements of the Products for sale by Salix pursuant to the Amended and Restated License Agreement in the Salix Territory within the Field, and Alfa accepts such appointment. During the Term, Alfa or another Manufacturer shall Manufacture each Product for Salix in accordance with each Product’s respective Specifications, and Salix shall acquire all of its commercial requirements for the Products from Alfa. Alfa shall have the right to appoint [*] or more Manufacturers for the Products as contemplated in Section 3.5, but shall remain primarily responsible for the supply of the Products to Salix in compliance with the terms of this Agreement.

3.2 Specifications. The Specifications for each Product shall be agreed upon in writing by the Parties and incorporated into this Agreement. The Specifications may be modified from time to time as set forth below:

(a) If either Alfa or Salix determines that it is necessary to amend, modify or supplement the Specifications, the Manufacturing process, or the test methods for any Product in order for such Product to comply with any Regulatory Approval for the Product, request from any Regulatory Authority, cGMP or changes in any applicable law or regulation (collectively, “Legal Requirements”), the Parties shall discuss in good faith whether any such amendment, modification or supplement to the Specifications is required, and if so, the manner in which the amendment, modification or supplement will be implemented. Salix promptly shall provide Alfa with appropriate documentation relating to any such changes to the Specifications or Manufacturing process that it believes are necessary.

(b) Except to the extent required to comply with any Legal Requirement, Alfa shall not amend, modify or supplement the Specifications, the Manufacturing process, or the test methods for the Product or any Raw Materials used in connection with Manufacturing Product, without the prior written consent of Salix, such approval not to be unreasonably withheld or delayed.

(c) Salix shall reimburse Alfa for reasonable expenses that are actually incurred by Alfa in connection with any material amendment, modification or supplement of the Specifications or the Manufacturing process for the Product necessitated by a Legal Requirement, including reasonable costs of capital equipment and process upgrades and obsolescence of Raw Materials, goods-in-process, and finished goods not suitable for other use in the business or operations of Alfa or any of its Affiliates;

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

provided, however, that Salix’s liability for such reimbursement shall be limited to levels of inventory that are consistent with the most recent forecast and binding orders submitted by Salix; and further provided, that Salix and Alfa shall engage in good faith discussions regarding the amount of such expenses.

(d) Alfa shall be solely responsible for any and all increased costs or expenses incurred by it or Salix as a result of any amendment of the Specifications or the Manufacturing process for Product requested by Alfa and consented to in writing by Salix.

No change to the Specifications for a Product shall be implemented unless the prior written approval of the Regulatory Authorities to the change, if and to the extent required, has been obtained.

3.3 Packaging.

(a) Salix shall select the packaging requirements for each Product for the Salix Territory, subject to approval by the relevant Regulatory Authorities. Salix shall provide all artwork for labels to Alfa. Alfa shall be responsible for imprinting the lot numbers and expiration dates on the label for each Product. In the event Salix makes changes to Product labeling thereafter, Salix shall pay Alfa the costs of unused Salix specific packaging materials for the Product to the extent that such packaging materials were intended to meet Salix’s most recent forecast for the succeeding [*] months. Salix shall provide Alfa with at least [*] days lead time to implement any changes to Product packaging that Salix requests.

(b) The Manufacturers shall have the right to subcontract the packaging of the Products.

3.4 Alfa’s Obligations. Alfa, at its sole expense, shall provide all labor, utilities, equipment, Raw Materials and components necessary for Manufacturing, shipping and storage of the Products. The Products shall be Manufactured by Manufacturers to the Specifications for each Product. The Manufacturer shall retain such Manufacturing records and samples of the Products as set forth in Section 3.8.

3.5 Selection of Manufacturers. Alfa shall qualify at least [*] Manufacturers for the Products, one of which shall be qualified prior to the date on which the FDA is expected to approve the NDA for the first Product, and the other shall be qualified not later than[*] months after the date on which the FDA approves the NDA for the first Product (the “Manufacturing Deadline”), and shall at all times thereafter during the Term ensure that there are at least [*] sources of supply of the Products available to Salix pursuant to the terms of this Agreement that are fully qualified to Manufacture the Products pursuant to FDA regulations. In selecting the Manufacturers and the Manufacturing Facilities,

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

Alfa shall give consideration that the purpose of having a [*] source of supply is to be able to maintain supply of the Products in the event that Manufacturing is interrupted at the other Manufacturing Facility. Subject to the previous sentence, the prior written notice to Salix and receipt of any necessary approvals of the Regulatory Authorities, Alfa may designate and change either or both Manufacturers or the Manufacturing Facilities. If Alfa fails to qualify [*] of the Products by [*], then Salix may deliver a written notice of such breach to Alfa. In the event that Alfa has been making Commercially Reasonable Efforts to qualify the [*] prior to [*], Alfa shall have up to an additional [*] months from its receipt of such notice to qualify [*], provided that Alfa continues to use Commercially Reasonable Efforts to so qualify [*] during such [*]-month period. In such case, Alfa shall keep Salix informed of all material developments pertaining to the qualification of [*] Facility. If Alfa does not qualify [*] by the end of such [*] month period or fails to use Commercially Reasonable Efforts to qualify [*] prior to or following [*], then Salix may designate and qualify a party of its own selection to Manufacture Products for Salix and commit to purchasing not more than [*] percent ([*]%) of its requirements from such manufacturer for a commercially reasonable period of time. If Alfa subsequently notifies Salix that Alfa has qualified [*] and establishes to Salix’s reasonable satisfaction that Alfa’s Manufacturers are capable of fulfilling [*] percent ([*]%) of Salix’s requirements of the Products, then Salix shall use Commercially Reasonable Efforts to resume purchasing [*] of its requirements of the Products from Alfa as soon as practicable, subject to any commitment that Salix may have made to a Third Party supplier consistent with the preceding sentence and without any requirement that Salix purchase duplicate supplies of the Products. In the event that Alfa ceases to supply the Products to Salix under this Agreement and such failure continues for a period of [*] consecutive months, Salix shall have a step-in right to assume Alfa’s rights and obligations under any agreement with such other Manufacturers to ensure that there are at least [*] sources of supply of the Products available to Salix pursuant to the terms of this Agreement that are fully qualified to Manufacture the Products pursuant to FDA regulations. Notwithstanding anything to the contrary set forth above, the Parties recognize that that in certain circumstances there may not be a need for [*] of supply of the Products and that the Steering Committee may at any time determine by mutual agreement that only [*] is required. For the avoidance of doubt, Salix shall have the right to exercise the manufacturing license granted to Salix by Alfa pursuant to Section 4.1.7 of the Amended and Restated License Agreement as and to the extent necessary to exercise its rights under this Section 3.5.

3.6 Salix’s Obligations. Salix shall:

(a) sell and distribute Products supplied hereunder only in accordance with applicable law; and

(b) notify Alfa of any special requirements in respect of record keeping that may be necessary for Alfa to comply with legal or regulatory requirements in the Salix Territory and its obligations hereunder.

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

3.7 Compliance with Applicable Laws. Alfa shall comply, and shall cause each of its Raw Materials suppliers and each Manufacturer to comply, with cGMP and all other applicable laws in all material respects in carrying out the Manufacturing of Raw Materials and Product, including, to the extent applicable, those relating to environmental matters, public health, wages, hours and conditions of employment, subcontractor selection, discrimination and occupational health/safety. The Parties agree that no child, or any form of forced or involuntary, labor shall be utilized in the Manufacture of the Product or any component or intermediate thereof or services under this Agreement. Upon Salix’s request (which may be made at such times that Salix reasonably believes that it has good reason to ask for confirmation of Alfa’s compliance), Alfa shall certify in writing its compliance with this Section 3.7.

3.8 Retention of Manufacturing Records and Samples.

(a) Alfa shall, and shall cause each Manufacturer to, generate (as and to the extent required by applicable law), retain and maintain, both during the Term and thereafter:

(i) all records necessary to comply with cGMP and all other applicable law relating to the Manufacture of the Product or any component or intermediate thereof;

(ii) all Manufacturing records, standard operating procedures, equipment log books, batch manufacturing records, laboratory notebooks and all raw data relating to the Manufacturing of the Product and any component or intermediate thereof;

(iii) samples of each Batch and Raw Materials. Samples shall include a quantity of representative material of each Batch and Raw Materials sufficient to perform at least full duplicate quality control testing, and shall specify the dates of Manufacture and packaging thereof. Samples so retained shall be selected at random from either final container material or from bulk and final containers; provided that they include at least one final container as a final package, or package-equivalent of such filling of each Batch. Such sample shall be stored at temperatures and under conditions which will maintain the identity and integrity of the relevant sample; and

(iv) such other records and samples as Salix reasonably may require in order to ensure compliance by Alfa with the terms of this Agreement and applicable law.

(b) Without prejudice to Alfa’s obligations pursuant to Section 3.8(a), Alfa shall, and shall cause each Manufacturer to, diligently complete the master batch record for each Product during the Manufacture of such Product.

(c) All materials, samples, records and other items referred to in Sections 3.8(a) and 3.8(b) shall be retained by Alfa for the longer of (i) such period as may be required by cGMP and all other applicable law and (ii) [*] years.

3.9 Regulatory Cooperation of Alfa. Alfa shall cooperate, and shall cause each Manufacturer to cooperate, with any reasonable requests for assistance from Salix with respect to obtaining and maintaining any and all Regulatory Approvals required in connection with the sourcing of the Products by Salix hereunder and the sale of the Products in the Salix Territory, including by:

(a) at Alfa’s own cost, making its (and each of its Manufacturers’) relevant employees, consultants and other staff available upon reasonable notice during normal business hours to attend meetings where there may be substantive discussions with Regulatory Authorities related to obtaining approval of a Product in the Salix Territory at which Alfa’s and/or the Manufacturer’s attendance is required or would be useful, including any Marketing Approval and supplements and amendments thereto;

(b) at Alfa’s own cost, except for Alfa’s reasonable, documented out-of-pocket expenses, which shall be reimbursed by Salix, making its (and each of its Manufacturers’) relevant employees, consultants and other staff available upon reasonable notice during normal business hours to attend meetings where there may be substantive discussions with Regulatory Authorities concerning Raw Materials or Product or any component or intermediate thereof but unrelated to matters subject to Section 3.9(a) at which Alfa’s and/or the Manufacturer’s attendance is required or would be useful; and

(c) at Alfa’s own cost, disclosing and making available to Salix (subject to ARTICLE 10), in whatever form Salix may reasonably request, copies of all Manufacturing and quality control data, CMC Data and other information related to Raw Materials or Products and the Manufacturing process therefor as is reasonably necessary or desirable to prepare, file, obtain and maintain any Regulatory Approval required in connection with the sale of Product in the Salix Territory.

3.10 Maintenance of Manufacturing Facility.

(a) Except as otherwise approved in writing by Salix, Alfa or a Manufacturer shall Manufacture Product exclusively at the Manufacturing Facility(ies).

(b) Alfa shall ensure that any and all licenses, registrations, and Regulatory Authority approvals required by applicable law to be obtained in connection with any Manufacturing Facility and equipment used in connection with the Manufacture of Product by Alfa or any Manufacturer so as to permit Alfa or any Manufacturer to Manufacture Product and supply it to Salix as contemplated hereunder have been obtained and are in all respects current and in full force and effect.

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

(c) Alfa shall at all times during the Term maintain, and shall cause each Manufacturer to maintain, the Manufacturing Facility(ies) and such equipment in a state of repair and operating efficiency consistent with the requirements of the Specifications, the Regulatory Approvals, cGMP and all other applicable law.

(d) Alfa shall maintain, and shall cause each Manufacturer to maintain, in the Manufacturing Facility(ies) adequate and segregated holding accommodations for the Product manufactured for Salix hereunder as and to the extent required by the Specifications, the Regulatory Approvals, cGMP and all other applicable law.

(e) Alfa shall, and shall cause each Manufacturer to, only use disposal services or sites that are in compliance with applicable law in all material respects.

3.11 Recalls and Withdrawals. Alfa promptly shall reimburse Salix for all costs incurred by Salix in connection with recalls, market withdrawals, and returns and destruction of Product as and to the extent such recalls, market withdrawals, and returns and destruction of Product result from Alfa’s breach of its obligations under this Agreement or negligence or willful misconduct. In the event Alfa files for protection from creditors under applicable bankruptcy laws or becomes subject to an involuntary bankruptcy proceeding, makes an assignation for the benefit of creditors, becomes insolvent or takes any equivalent measures in any relevant jurisdiction, Salix shall have the right to offset any costs it incurs of the type described in this Section 3.11 against any payment owed by Salix to Alfa under this Agreement.

3.12 Shortages. In the event that the amount of Product (or any component thereof) which Alfa (or any Manufacturer) Manufactures is less than the amount required to meet the requirements of all Persons permitted to be supplied Product (or any component thereof) by Alfa the total supply of Product (or any component thereof) Manufactured by Alfa (or any Manufacturer) shall be apportioned in such manner as Alfa shall determine in its reasonable discretion, taking into consideration the country-by-country percentage of total worldwide demand for the Products over the [*] month period immediately preceding the submission of a Salix purchase order for Products that the Manufacturers are unable to fulfill due to shortages.

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

ARTICLE 4

TERMS AND CONDITIONS OF SUPPLY

4.1 Pricing. The price to be paid by Salix to Alfa for the Crohn’s EIR Product shall be determined by the Parties pursuant to the methodology set forth in Exhibit B, which is based on the pricing set forth in the report of [*] to Alfa, dated [*], pertaining to the valuation of the Crohn’s EIR Product, and shall also take into account the cost of any special packaging requirements requested by Salix. Pricing for other Products shall be based on a similar formula but shall be determined by agreement of the Parties. If the Parties are unable to agree on the price for the supply of a Product, then the price shall be determined by a third party having expertise in such matters that is mutually acceptable to Salix and Alfa (the “Designated Expert”), whose decision shall be binding on the Parties. The fees charged by the Designated Expert for any service required under this Section 4.1 shall be equally shared by the Parties. The pricing for each Product shall be set forth in an addendum to this Agreement to be entered into by the Parties prior to the date when all Marketing Approvals in the United States for such Product have been obtained.

4.2 Shipping Terms. All shipments of Products pursuant to this Agreement shall be made Ex Works (INCOTERMS 2010). Title and risk of loss shall be deemed to have passed to Salix when the Product is delivered to a common carrier at the Manufacturer’s warehouse. All Product shall be labeled in accordance with applicable law and packed for shipping in accordance with packing instructions provided by Salix. Salix may designate in its purchase orders the carrier that it requires the Manufacturer to use, provided that any additional expense incurred by the Manufacturer attributable to the use of such carrier shall be added to the invoice price for the Products.

4.3 Payment Terms. Salix shall pay each invoice delivered by Alfa in respect of a shipment of Product within [*] days after the date Salix completes its initial inspection of a shipment as contemplated herein, which initial inspection shall occur no later than within [*] days of receipt of Product by Salix; provided, however, that Salix shall not be obligated to pay for any Product that Salix determines during such initial inspection is non-conforming. Payment shall be made by [*] wire transfer in U.S. dollars to such bank and account in Italy as is designated by Alfa in writing for such purpose. Alfa shall be responsible for securing any governmental permits or making any filings with the Italian government required in connection with such payment.

4.4 Taxes. Any federal, state, county or municipal sales or use tax, value added tax or international sales tax, excise or similar charge, or other assessment (other than that assessed against income), import or export fee, duty or other charge assessed or charged on the manufacture, sale or transportation of a Product as contemplated

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

hereunder and not otherwise recovered by Alfa shall be paid by Salix. Alfa’s invoices shall include all information required by law. Alfa agrees to use good faith efforts to recover any tax, charge or assessment otherwise payable by Salix under this Section 4.4 from the relevant governmental authority or other third party, as and to the extent contemplated by applicable law.

4.5 Samples. During the initial two (2) years after the Putting Into Commerce of the Crohn’s EIR Product, Alfa shall supply Salix with a reasonable quantity of such Product to be distributed by Salix as promotional samples only. The quantities and price for the Batches to be used as samples shall be agreed upon by the Parties prior to the Putting Into Commerce of such Product.

ARTICLE 5

ORDERS

5.1 Delivery Date Lead Time. Salix shall place firm orders for Products in Batches, with a delivery date of not less than [*] days after Alfa’s receipt thereof. A minimum Batch order shall be agreed upon by the Parties prior to submission by Salix of its initial purchase order for each Product. Salix shall submit its initial purchase order for a Product not later than [*] days following approval of the relevant NDA for such Product. Products shall be shipped to Salix within the time frame requested in the applicable purchase order, provided that Alfa has at least a [*]-day lead time. In case of any delay of shipment, Salix is not deemed to have waived its right for delivery. The Manufacturer’s obligation to meet the lead times required under this Section 5.1 is subject to Salix fulfilling its obligations under Section 3.3, including providing artwork for labels, in a timely manner.

5.2 Forecasts. Not later than [*] months after the submission of an NDA to the FDA for a particular Product, Salix shall provide to Alfa an initial [*] month forecast of its requirements for such Product, which forecast shall be updated quarterly until the first Putting into Commerce of such Product. Thereafter, Salix shall provide an updated rolling [*] month forecast by the fifteenth (15th) day of each month. After the first [*] months after such Product is Put into Commerce in the United States, the Parties shall review the forecasting and ordering procedures set forth in this Agreement.

5.3 Orders. Following the initial order referenced in Section 5.1, Salix shall submit a binding purchase order with each forecast for Product equal to the amount set forth in the first [*] months of each forecast. Alfa shall not be required to fill any Salix purchase order to the extent that the units ordered are greater than [*] percent ([*]%) of Salix’s most recent forecast for the relevant period to which the order pertains. Within [*] Business Days of receipt of a purchase order, Alfa shall notify Salix in writing of its acceptance of such purchase order as a binding order. Such confirmation shall also confirm the desired delivery date and the desired quantities. Dispatch of such confirmation shall constitute the acceptance of a binding order for the amount of Product covered by such confirmation,

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

provided that Alfa may not reject any order consistent with this Agreement that lies within [*] percent ([*]%) of the then most recent forecast previously submitted by Salix. If Alfa fails to make any such notification to Salix within [*] Business Days of receipt of a purchase order, such purchase order shall be deemed to have been accepted. Alfa shall use commercially reasonable efforts to fulfill Salix’s purchase orders to the extent such orders exceed Salix’s forecast for the relevant forecast period by more than [*] percent ([*]%).

ARTICLE 6

QUALITY ASSURANCE

6.1 Quality Agreement. At such time as the Parties mutually agree, and in any event prior to the Putting into Commerce of a Product, Salix and Alfa shall prepare and enter into a reasonable and customary quality assurance agreement that shall set forth the terms and conditions upon which Alfa will conduct its quality activities in connection with this Agreement (the “Quality Agreement”). Each Party shall duly and punctually perform all of its obligations under the Quality Agreement

6.2 Quality Assurance. Alfa, at its sole expense, shall be responsible for conducting all quality control analyses of the Manufacturing and Raw Materials in a normal commercially acceptable manner. Alfa shall supply, or cause the Manufacturer to supply, a Certificate of Analysis with each Batch of Product and any other documentation required by law or the Quality Agreement. Complete copies of all test results or assays called for in the Specifications shall be submitted to Salix promptly following any request therefor.

ARTICLE 7

WARRANTIES AND INSPECTION

7.1 Alfa Warranties. Alfa represents and warrants that:

(a) as at the date of delivery to Salix, each Product delivered by Alfa pursuant to this Agreement shall comply fully with the Specifications for such Product and the Certificate of Analysis therefor provided pursuant to Section 6.1;

(b) as at the date of delivery to Salix, all Products delivered by Alfa pursuant to this Agreement shall have been Manufactured, packaged, stored and shipped fully in accordance with all relevant cGMP, all applicable laws and regulations, all requirements, commitments and undertakings made in the applicable Marketing Approval for the relevant Product, this Agreement and the Quality Agreement;

(c) it shall prepare and maintain all such Batch records and samples as may be required for the Manufacture of chemical compounds for pharmaceutical use of this type by any relevant Regulatory Authority, for the full period required under any applicable regulations or as otherwise set forth in Section 3.8(c);

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

(d) title to all Product shall pass to Salix free and clear of any security interest, lien or other encumbrance, other than those to which Salix has consented and those arising by operation of law, if any;

(e) all Product shall be Manufactured in facilities that are in compliance in all material respects with all applicable material laws in effect at the time of such Manufacture (including applicable inspection requirements of FDA and other Regulatory Authorities);

(f) the expiration date of the Product is no earlier than the shorter of [*] months and the maximum shelf life permitted by applicable Regulatory Approvals, with such expiration date requirements to be adjusted in good faith by the Parties to take account of the results of any ongoing stability studies;

(g) the Product has not been adulterated or misbranded under the Federal Food, Drug, and Cosmetic Act, as amended (the “FFDCA”), and similar provisions of other applicable law;

(h) the Product may be introduced into interstate commerce pursuant to the FFDCA and similar provisions of other applicable law;

(i) neither Alfa nor any Affiliates of Alfa that control Alfa have been debarred or are subject to debarment proceedings pursuant to Section 306 of the FFDCA or listed on either of the Excluded Lists, and neither Alfa nor any Affiliates of Alfa that control Alfa will be debarred or will be subject to debarment proceedings during the Term or will be listed on either of the Excluded Lists; and

(j) Alfa and any Affiliates of Alfa that control Alfa have not and will not use in any capacity relevant to the Manufacturing and supply of Products hereunder the service of any Person that has been debarred or is subject to debarment proceedings pursuant to Section 306 of the FFDCA or that is listed on either of the Excluded Lists.

7.2 Inspection Rights. Alfa confirms that it shall grant to Salix and its authorized representatives (so long as such representatives have entered into binding confidentiality and non-use agreements with Salix providing for obligations no less strict than Salix’s confidentiality obligations to Alfa hereunder) full access to all records (including all permits, certificates and licenses), documentation and data of Alfa or its Manufacturer(s), as Salix may reasonably require for the purpose of confirming the compliance by Alfa with the warranties set out in Section 7.1; provided, however, that such inspection shall take place not more than twice each Calendar Year and shall take place upon reasonable notice and during normal working hours. Subject to the foregoing and any requirements arising pursuant to applicable laws and regulations, Alfa shall arrange for Salix to have access to inspect any Manufacturing Facility within the control of Alfa or any Manufacturer as well as the

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

Manufacturing of the Products and any component or intermediate thereof, including inspection of (a) Raw Materials, (b) the holding facilities for Raw Materials or a Product or any component or intermediate thereof, (c) the equipment used in the Manufacture of a Product or any component or intermediate thereof, and (d) all records relating to such Manufacturing and the Manufacturing Facility (to the extent they relate to a Product or any component or intermediate thereof). All Confidential Information of Alfa or any Manufacturer to which Salix and its representatives are given access pursuant to this Section 7.2 is subject to ARTICLE 10. Following such audit, Salix shall discuss its observations and conclusions with Alfa and the Parties shall in good faith and as soon as commercially reasonable determine whether any corrective actions are required, and if so, the manner and schedule for such corrective actions to be implemented, with the goal of implementing any such corrective actions as soon as commercially reasonable.

7.3 Reporting. Alfa shall, to the extent permitted by applicable law, (a) notify Salix in writing within [*] Business Days after learning of any proposed governmental inspection of a Manufacturing Facility by the FDA or any other Regulatory Authority which relates to or could adversely affect the Manufacture or supply of Products hereunder and promptly by telephone after learning of any unannounced visit to, or inspection of, the Manufacturing Facility by the FDA or any other Regulatory Authority which relates to or could adversely affect the Manufacture or supply of Products hereunder, and (b) supply Salix with all reports and written communications to or from any Regulatory Authority relating to the foregoing within [*] Business Days after receipt thereof and shall consult with Salix concerning the response of Alfa to each such communication. Alfa shall provide Salix with a copy of all draft responses for comment as soon as reasonably practicable and all final responses for review and comment as soon as reasonably practicable. The Parties acknowledge and agree that Alfa has the sole right to determine the contents and form of any communication with, or response to, FDA regarding the Manufacturing Facility.

7.4 Quality Control Evaluation and Non-Conforming Product.

(a) In the event that Salix determines within [*] days of receipt of each shipment of Product(s) (or within [*] days after discovery of any nonconformity that could not reasonably have been detected by a customary inspection on delivery), that any shipment fails to conform to the Specifications for such Product, or shall have been Manufactured or shipped under conditions which do not comply with this Agreement (including the warranties contained in Section 7.1), Salix shall give prompt written notice to Alfa within such [*]-day period, specifying the manner in which it fails to meet the requirements hereof. If Salix fails to give such notice within such period, Salix shall be deemed to have waived its right to reject such shipment due to failure to meet

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

Specifications or to have been Manufactured or shipped under conditions which do not comply with this Agreement (including the warranties contained in Section 7.1). Upon receipt of such notice from Salix, Alfa shall undertake appropriate evaluation of such sample and shall notify Salix whether it has confirmed such nonconformity within [*] days after receipt of such notice from Salix. If Alfa notifies Salix that it has not confirmed such nonconformity, the Parties shall submit the dispute to an independent testing organization of recognized repute within the U.S. pharmaceutical industry agreed upon by the Parties, the appointment of which shall not be unreasonably withheld or delayed by either Party. Both Parties shall cooperate with the testing laboratory’s reasonable requests for assistance in connection with its evaluation hereunder. The findings of the testing laboratory shall be binding on the Parties, absent manifest error. The cost of such independent testing organization shall be paid by the Party in error with respect to such shipment. If the testing laboratory or Alfa confirms that a lot of Product does not conform to the warranty set forth in Section 7.1 and Salix has provided the required notice (as set forth above), Alfa, at Alfa’s option, promptly shall (i) supply Salix with a conforming quantity of Product at Alfa’s expense or (ii) reimburse Salix for any amounts paid by Salix with respect to such nonconforming Product if already paid; provided, however, that in such situation Salix has the right to require that Alfa supply conforming product rather than a refund. Salix shall have the right to offset any such reimbursement against any payments owed by Salix to Alfa under this Agreement in the event Alfa files for protection from creditors under applicable bankruptcy laws or becomes subject to an involuntary bankruptcy proceeding, makes an assignation for the benefit of creditors, becomes insolvent or takes any equivalent measures in any relevant jurisdiction. Alfa shall promptly notify Salix if at any time it discovers that any Product delivered hereunder does not conform to the warranty set forth in Section 7.1. The provisions of Arts. 201 and 210 of the Swiss Code of Obligations are hereby waived and replaced by the above to the extent permitted by law, it being understood that a notice given by Salix within the said [*]-day period as provided above shall be sufficient to prevent Salix from being precluded from obtaining the remedy provided for in this Section 7.4(a) due to the application of any applicable statute of limitations or similar provision of law if such claim is pursued by Salix by filing a court action within [*] months after presentation of the finding of the testing laboratory.

(b) The rights and remedies provided in this Section 7.4 shall be without prejudice to Salix’s rights in connection with any latent defect contained in the Products that could not be discovered with the [*]-day period described in Section 7.4(a) following Salix’s receipt of a shipment of Product(s) upon a reasonable and customary inspection and testing on delivery, or any breach by Alfa of the warranties contained in Section 7.1.

(c) Disposal. Salix shall not dispose of any non-conforming shipment of Product without written authorization and instructions from Alfa. Alfa shall promptly notify Salix as to the disposal thereof (at Alfa’s sole cost and expense) at the conclusion of any investigation by Alfa or the independent testing organization, as set forth in Section 7.4.

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

7.5 Safety Data Exchange Agreement. Each Party shall comply fully with the Safety Data Exchange Agreement dated [*] (which is incorporated in this Agreement by reference as if fully restated herein) in regard to the safety policies and procedures regarding the Products, including their respective obligations regarding reporting adverse events relating to the Products and notifying the other Party of any information concerning adverse events.

ARTICLE 8

INDEMNIFICATION AND DAMAGES

8.1 In Favor of Salix. Alfa shall defend, indemnify and hold Salix, its Affiliates and their respective officers, directors, employees and agents (the “Salix Indemnified Parties”) harmless from and against any and all claims, demands, losses, damages, liabilities (including product liability), settlement amounts, cost or expenses whatsoever (including reasonable legal fees and costs and court costs) (collectively, “Losses”) arising from or relating to any claim, action or proceeding made or brought against such Person by a third party as a result of:

(a) Alfa’s breach of any of its representations, warranties or covenants set forth in this Agreement;

(b) Alfa’s negligence or willful misconduct in connection with the performance of its obligations under this Agreement; and

(c) the storage, release, or disposal of any hazardous or regulated material or any waste by Alfa;

except, in each case, for those Losses for which Salix has an obligation to indemnify the Alfa Indemnified Parties pursuant to Section 8.2, as to which Losses each Party shall indemnify the other Party to the extent of its respective liability for such Losses.

8.2 In Favor of Alfa. Salix shall defend, indemnify and hold Alfa, its Affiliates and their respective officers, directors, employees and agents (the “Alfa Indemnified Parties”) harmless from and against any and all Losses arising from or relating to any claim, action or proceeding made or brought against such Person by a third party as a result of:

(a) Salix’s breach of any of its representations, warranties or covenants set forth in this Agreement;

(b) Salix’s negligence or willful misconduct in connection with the performance of its obligations under this Agreement; and

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

(c) any third party claim made by any Person relating to or arising out of death, personal injury, or other product liability related to Salix’s Manufacture of the Products (if it exercises its right to Manufacture Products under ARTICLE 11) or the use, sale or distribution of the Products and, in each case, caused by the negligence of Salix or its subcontractors or agents, including Salix’s manufacturers (other than Alfa or the Manufacturers), warehousers or distributors;

except, in each case, for those Losses for which Alfa has an obligation to indemnify the Salix Indemnified Parties pursuant to Section 8.1, as to which Losses each Party shall indemnify the other Party to the extent of its respective liability for such Losses.

8.3 Notice; Defense. In the event of any claim, action or proceeding for which a Person is entitled to indemnification hereunder, the Person seeking indemnification (“Claimant”) shall promptly notify the relevant Party (“Indemnitor”) of any Losses or discovery of facts upon which such Claimant intends to base a request for indemnification under Section 8.1 or 8.2, but in no event shall the Indemnitor be liable for any Losses that result from any delay in providing such notice. Each such notice must contain a description of the claim and the nature and amount of such Loss (to the extent that the nature and amount of such Loss are known at such time). The Claimant shall furnish promptly to the Indemnitor copies of all papers and official documents received in respect of any Losses. Indemnitor shall then promptly assume responsibility for and shall have full control of such matter, including settlement negotiations and any legal proceedings, and shall appoint any legal counsel selected by the Indemnitor, which shall be reasonably acceptable to the Claimant. Claimant shall fully cooperate in Indemnitor’s handling and defense thereof (including by delivering to the Indemnitor all original notices and documents (including court papers) received by the Claimant in connection with the third party claim), provided that Indemnitor shall keep Claimant fully informed of the progress and conduct of any such negotiations or legal proceedings (which shall include providing copies of all court filings) and shall not in any settlement or defense of the same make any admission or otherwise act in such manner as may prejudice the continuing business or reputation of Claimant or rights to Exploit the Products without the prior written consent of Claimant (such consent not to be unreasonably withheld or delayed). The Indemnitor shall not be liable for any settlement or other disposition of a Loss by the Claimant that is reached without the written consent of the Indemnitor. Regardless of whether the Indemnitor chooses to defend or prosecute any third party claim, no Claimant shall admit any liability with respect to, or settle, compromise or dispose of, any third party claim without the prior written consent of the Indemnitor (which consent shall not be unreasonably withheld, conditioned or delayed). The assumption of the defense of a third party claim by the Indemnitor shall not be construed as an acknowledgment that the Indemnitor is liable to indemnify the Claimant in respect of the third party claim, nor shall it constitute a waiver by the Indemnitor of any defenses it may assert against any Claimant’s claim for indemnification. Subject to Section 8.4, if the Indemnitor assumes the defense of a third party claim, the Indemnitor shall not be liable to the Claimant for any legal expenses subsequently incurred by such Claimant in connection with the analysis, defense or settlement of the third party claim. In the event that it is ultimately determined that the Indemnitor is not obligated to indemnify, defend or hold harmless the Claimant from and against the third party claim, the Claimant shall reimburse the Indemnitor for any and all costs and expenses (including reasonable attorneys’ fees and costs of suit) and any Losses incurred by the Indemnitor in its defense of the third party claim with respect to such Claimant.

8.4 Right to Participate in Defense. Without limiting Section 8.3, any Claimant shall be entitled to participate in, but not control, the defense of such third party claim and to employ counsel of its choice for such purpose; provided, however, that such employment shall be at the Claimant’s own expense unless (a) the employment thereof has been specifically authorized by the Indemnitor in writing, (b) the Indemnitor has failed to assume the defense and employ counsel in accordance with Section 8.3 (in which case the Claimant shall control the defense), or (c) the interests of the Claimant and the Indemnitor with respect to such third party claim are sufficiently adverse to prohibit the representation by the same counsel of both parties under applicable law, ethical rules or equitable principles.

8.5 Insurance.

(a) Insurance Requirements. Each Party represents that it currently maintains, and agrees that it will, during the Term, maintain insurance adequate to cover such Party’s obligations under this Agreement. Each Party shall provide the other Party with evidence of such insurance, upon request.

(b) Policies. Each Party shall maintain comprehensive general liability insurance and product liability/completed operations coverage in the amount of not less [*] Euros (€[*]). The insurance policies shall be provided by an insurance carrier(s) reasonably acceptable to the other Party. Certificates of insurance for such policies shall be furnished to the other Party within forty-five (45) days after the Effective Date. Such policies shall remain in effect throughout the Term (and, if written on a claims made basis, for no less than [*] years thereafter) and shall not be canceled or subject to a reduction of coverage or any other modification without not less than [*] days’ prior written notification of the other Party.

8.6 Limitations on Liability.

(a) Notwithstanding anything to the contrary set forth in this Agreement, and to the extent permitted by law, any and all liability of each Party to the other Party howsoever arising under this Agreement shall be limited (except for death or personal injury caused by the negligence or willful misconduct of the Party or its employees) to [*] Euros (€[*]).

(b) UNDER NO CIRCUMSTANCES SHALL A PARTY HERETO BE LIABLE TO THE OTHER PARTY HEREOF FOR CONSEQUENTIAL, INCIDENTAL,

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

PUNITIVE OR SPECIAL DAMAGES IN RESPECT OF PERFORMANCE OF THIS AGREEMENT; PROVIDED, HOWEVER, THAT ALL AMOUNTS THAT AN INDEMNIFIED PERSON IS REQUIRED TO PAY TO ANY THIRD PARTY AS THE RESULT OF A MATTER FOR WHICH SUCH INDEMNIFIED PERSON IS ENTITLED TO BE INDEMNIFIED UNDER THIS ARTICLE 8 SHALL BE CONSIDERED TO BE DIRECT DAMAGES WHICH ARE INDEMNIFIABLE HEREUNDER.

ARTICLE 9

INTELLECTUAL PROPERTY AND IMPROVEMENTS

9.1 License to Alfa. Salix hereby grants to Alfa, with the right to grant sublicenses to its designated third party Manufacturers for the sole purpose of allowing Alfa to perform its obligations hereunder, (a) a non-exclusive, royalty-free license to use the Salix Technology Rights and (b) a non-exclusive, royalty-free license to use any trademarks Controlled by Salix relating to the Products and other Intellectual Property rights Controlled by Salix relating to the Products, in each case, for the sole purpose of exercising its rights and performing its obligations under this Agreement. Except for the license grants to Alfa in this Section 9.1 and as otherwise necessary for the performance of this Agreement, no license, express or implied, is granted pursuant to this Agreement by either Party to the other under any of its Intellectual Property rights.

9.2 No Transfer of Intellectual Property Rights. Salix acknowledges that it shall not acquire any rights in respect of the Alfa Technology Rights or the goodwill associated therewith by virtue of the execution or performance of this Agreement, other than the limited license rights explicitly granted herein.

9.3 Manufacturing Records and Process Improvements. Title to and rights in all manufacturing records (including Batch records and validation data) and Process Improvements generated by Alfa or its Manufacturers shall be and remain at all times exclusively vested in Alfa, and Salix disclaims any right thereto.

ARTICLE 10

CONFIDENTIALITY

10.1 Salix’s Obligations. During the Term and for a period of [*] years after the expiration or termination of this Agreement or the Amended and Restated License Agreement, if the Amended and Restated License Agreement remains in effect after the expiration or termination of this Agreement, Salix shall keep secret

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

and confidential and shall use all reasonable efforts to ensure that the same is kept confidential by its Affiliates and Sublicensees, all Alfa Technology Rights and other Confidential Information disclosed to it by Alfa (the “Alfa Confidential Information”) and shall not use the same for any purpose other than the exercise of the rights granted to it by Alfa under this Agreement or the performance of its obligations under this Agreement or disclose the same to any third party other than (a) as may be required in connection with the performance of its obligations hereunder or (b) as otherwise set forth in Section 10.4. Without limiting the foregoing, Salix agrees that it shall take the same level of measures to protect the confidentiality of Alfa Confidential Information which it takes with respect to Salix’s own confidential and proprietary information, but not less than reasonable care.

10.2 Alfa’s Obligations. During the Term and for a period of [*] years after the expiration or termination of this Agreement or the Amended and Restated License Agreement, if the Amended and Restated License Agreement remains in effect after the expiration or termination of this Agreement, Alfa shall keep secret and confidential and shall use all reasonable efforts to ensure that the same is kept confidential by its Affiliates and Sublicensees all Salix Technology Rights and other Confidential Information disclosed to it by Salix (the “Salix Confidential Information”), and shall not use the same for any purpose other than the exercise of the rights granted to it by Salix under this Agreement or the performance of its obligations under this Agreement or disclose the same to any third party other than (a) as may be required in connection with the performance of its obligations under this Agreement or (b) as otherwise set forth in Section 10.4. Without limiting the foregoing, Alfa agrees that it shall take the same level of measures to protect the confidentiality of Salix Confidential Information which it takes with respect to Alfa’s own confidential and proprietary information, but not less than reasonable care.

10.3 Exceptions to Confidentiality and Non-Disclosure Obligations. Notwithstanding the obligations contained in Sections 10.1 and 10.2, Confidential Information shall not include any data, information or documentation which:

(a) shall be in the public domain prior to disclosure to the receiving Party, or shall enter the public domain after the Amendment Effective Date otherwise than by reason of the fault, negligence or wrongful act of the receiving Party;

(b) the receiving Party can show was in its possession free of any obligation of confidentiality prior to the date of receipt or was independently developed by employees of the receiving Party without reference to the information disclosed by the disclosing Party; or

(c) is subsequently received by the receiving Party from a third party who is not bound by any obligation of confidentiality with respect to said information.

Specific aspects or details of Alfa Confidential Information or Salix Confidential Information shall not be deemed to be within the public domain or in the possession of the receiving Party merely because the Confidential Information is embraced by more general information in the public domain or in the possession of the receiving Party. Further, any combination of

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

Confidential Information shall not be considered in the public domain or in the possession of the receiving Party merely because individual elements of such Confidential Information are in the public domain or in the possession of the receiving Party unless the combination and its principles are in the public domain or in the possession of the receiving Party.

10.4 Permitted Disclosures. Each Party may disclose Confidential Information to the extent that such disclosure is:

(a) Made pursuant to a valid and effective subpoena or order issued by a court of competent jurisdiction or other legal process or other supra-national, federal, national, regional, state, provincial or local governmental or regulatory body of competent jurisdiction or, if in the reasonable opinion of the receiving Party’s legal counsel, such disclosure is otherwise required by law, provided that it shall (i) immediately notify the other Party that it is subject to such legally required disclosure, (ii) consult with the other Party on the advisability of taking legally available steps to resist or narrow such compelled disclosure, (iii) reasonably assist the other Party, at its request, in its efforts to obtain an appropriate protective order or other reliable assurance that confidential treatment shall be accorded to the Confidential Information, to the extent such assistance is commercially reasonable, and (iv) limit disclosure to the information its legal counsel advises must be disclosed to comply with the legal requirement.

(b) Made by the receiving Party to Regulatory Authorities as required in connection with any filing in relation to a Regulatory Approval or the prosecution or maintenance of any patent; provided, however, that reasonable measures shall be taken, to the extent available, to assure confidential treatment of such information and that where a receiving Party intends to disclose Confidential Information of the disclosing Party in relation to the prosecution or maintenance of any patent, notice be provided to the disclosing Party prior to disclosure by the receiving Party.

(c) Made by the receiving Party for purposes of enforcing claims that it may have against the other Party or its Affiliates, whether under this Agreement or otherwise; provided, however, that reasonable measures shall be taken, to the extent available, to assure confidential treatment of such information.

(d) Made by the receiving Party or its Affiliates or Sublicensees to its or their respective attorneys, auditors, advisors, consultants, licensees, Sublicensees and Manufacturers, or as may be necessary or useful in connection with the performance of its obligations or exercise of its rights as contemplated by this Agreement; provided, however, that such Persons shall be subject to obligations of confidentiality and non-use with respect to such Confidential Information substantially similar to the obligations of confidentiality and non-use of the receiving Party pursuant to this ARTICLE 10 and the disclosing Party shall cause each such Person to sign a standard non-disclosure agreement of the type that the disclosing Party requires unaffiliated third parties to sign prior to disclosing its own confidential and proprietary information; provided further that each Party shall remain responsible for any failure by its Affiliates or Sublicensees or its or their respective attorneys, auditors, advisors, consultants or Manufacturers to treat such Confidential Information as required under this ARTICLE 10 (as if such Affiliates, Sublicensees, licensees, attorneys, auditors, advisors, consultants or Manufacturers, were Parties directly bound to the requirements of this ARTICLE 10).

(e) Made by the receiving Party to [*], each of whom prior to disclosure must be bound by obligations of confidentiality and non-use with respect to such Confidential Information substantially similar to the obligations of confidentiality and non-use of the receiving Party pursuant to this ARTICLE 10.

10.5 Return of Confidential Information. Upon the termination of this Agreement, each Party shall return or destroy or make inaccessible all tangible copies of any Confidential Information provided to it by the other Party, provided, that their respective legal counsel may retain one (1) copy of the Confidential Information for use solely for the purpose of determining their respective rights and obligations under this Agreement.

10.6 Injunctive Relief. Each Party acknowledges and agrees that the other Party’s Confidential Information constitutes unique and valuable trade secrets and that the unauthorized disclosure or use of the other Party’s Confidential Information would result in irreparable harm to the other Party for which monetary damages would be inadequate. Accordingly, the Parties agree that in the event of any breach or threatened breach of this ARTICLE 10, the non-breaching Party shall be entitled to obtain injunctive or other equitable relief from any court of competent jurisdiction in addition to all other remedies available to it, and the breaching Party shall not claim as a defense thereto that the non-breaching Party has an adequate remedy at law. In any such action for injunctive or equitable relief the non-breaching Party shall not be required to post a bond or other security. The Parties hereby irrevocably consent to the jurisdiction of the courts of the State of New York and the United States District Court for the Southern District of New York, in either case sitting in the Borough of Manhattan in the City of New York, over any legal action brought by a Party to enforce its rights under this ARTICLE 10.

10.7 Disclosure of Agreement. To the extent, if any, that a Party determines in good faith that it is required by applicable law to file or register this Agreement or a notification in respect thereof with any governmental authority, including the U.S. Securities and Exchange Commission or, in connection with the prosecution or maintenance of any patent, the U.S. Patent and Trademark Office, such Party may do so, and the other Party shall cooperate in such filing or notification and shall execute all documents reasonably required in connection therewith. In such situation, the filing Party shall request confidential treatment of sensitive provisions of the Agreement, to the extent permitted by applicable law and in consultation with the other Party, and shall not otherwise disclose this Agreement except under circumstances otherwise contemplated by this Agreement. The Parties shall promptly inform each other as to the activities or inquiries of any such governmental authority relating to this Agreement, and shall cooperate to respond to any request for further information therefrom.

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

ARTICLE 11

LICENSE TO MANUFACTURE

In the event that for any reason whatsoever (including, for the avoidance of doubt, an event of force majeure as described in ARTICLE 13) Alfa shall fail to supply Salix in accordance with confirmed written orders placed by Salix with Alfa for the Product under the terms of this Agreement more than [*] during a [*] day period, Salix may exercise the manufacturing license granted to Salix by Alfa pursuant to Section 4.1.7 of the Amended and Restated License Agreement; provided, however, that

(a) Salix’s right under this Article 11 to exercise the manufacturing license will terminate at such time as Alfa establishes to Salix’s reasonable satisfaction that it is able to resume fulfilling Salix’s orders for Products and thereafter (without limiting Salix’s rights under Section 3.5) Salix will resume purchasing from Alfa as soon as practicable; provided, however, that, without limiting Salix’s rights under Section 3.5, Salix will be permitted for a commercially reasonable period of time to continue to purchase up to [*] percent ([*]%) of its requirement for Products from other manufacturer(s) it qualified prior to the date Alfa is able to resume its supply obligations hereunder (for clarification the Parties agree that in no event shall the remedies under Section 3.5 and under this Article 11, taken together, result in Salix being entitled to purchase from a third party manufacturer more than [*] percent ([*]%) of its requirements of Products at any time when Alfa has established to Salix’s reasonable satisfaction that it is able to fulfill in full Salix’s orders for Products);

(b) Salix shall be permitted to exercise its manufacturing license for the sole purpose of fulfilling its requirement of Products for sale within the Salix Territory for use within the Field; and

(c) for the avoidance of doubt, Salix shall continue to pay all sums due under the provisions of the Amended and Restated License Agreement with respect to sales of Products.

ARTICLE 12

TERMINATION

12.1 Term. The term of this Agreement (the “Term”) shall commence on the date hereof and shall continue for so long as Salix is commercializing a Product.

12.2 Termination. In addition to any other rights or remedies a Party may have, either Party may terminate this Agreement upon the occurrence of any of the following events of default which is not cured within [*] days after written notice thereof is received by the other Party:

(a) breach by the other Party of any of its material obligations hereunder, which, if capable of being cured, is not cured by the breaching Party within [*] days after receipt of a written notice specifying the breach and requiring remedy;

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

(b) should the other Party become subject of proceedings involving bankruptcy, receivership, administration, insolvency, moratorium of payment, reorganization or liquidation, or make any assignation for the benefit of the creditors or any equivalent measures in any relevant jurisdiction; or

(c) if the licenses granted to Salix pursuant to the Amended and Restated License Agreement terminate.

12.3 Survival. The obligations under Sections 3.8(c), 3.11, 4.3, 6.2, 7.1, 7.2, 7.4, 7.5, ARTICLE 8, Sections 9.2, 9.3, ARTICLE 10, this Section 12.3, and ARTICLE 14 to ARTICLE 24 shall survive any expiration or other termination of this Agreement in accordance with their terms. Without limiting the foregoing, all such other provisions which by their terms are intended to survive the expiration or termination of this Agreement shall so survive in accordance with their terms.

ARTICLE 13

FORCE MAJEURE

Neither Party shall be liable to the other Party for any failure or delay in performing any obligation under this Agreement (other than any payment or confidentiality obligations) when such failure or delay is caused by events beyond its reasonable control, including fire, flood, other natural disasters, acts of God, war, labor disturbances, interruption of transit, accident, explosion and civil commotion; provided that the Party so affected shall give prompt notice thereof to the other Party and shall use reasonable efforts to mitigate the adverse consequences thereof. No such failure or delay shall terminate this Agreement, and each Party shall complete its obligations hereunder as promptly as reasonably practicable following cessation of the cause or circumstances of such failure or delay.

ARTICLE 14

DISPUTE RESOLUTION

14.1 Good Faith Discussions. In the event that any controversy or claim shall arise between the Parties under, out of, in connection with, or relating to this Agreement or the breach thereof, the Party initiating such controversy or making such claim shall provide to the other Party written notice containing a brief and concise statement of the initiating Party’s claims, together with relevant facts supporting them. During a period of [*] days, or such longer period as may be mutually agreed upon in writing by the Parties, following the date of said notice, the Parties shall make good faith efforts to settle the dispute. Such efforts may include full presentation of both Parties’ claims and responses, with or without the assistance of counsel, before the chief executive officers (or their designees) of the Parties.

14.2 Arbitration. In the event that the Parties have been unable to reach accord using the procedures set forth in Section 14.1 and only if such is the case, either Party may seek final resolution of the matter through binding arbitration, and only through binding arbitration. The failure of a Party to comply with the provisions of Section 14.1 with respect to any controversy or claim shall constitute an absolute bar to the institution of any proceedings, by arbitration or otherwise, with respect to such controversy or claim. Any such arbitration shall be held in Paris, France in the English language before a panel of three (3) arbitrators in accordance with the then existing Rules of Arbitration of the International Chamber of Commerce (the “ICC”) and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof. In any arbitration proceeding hereunder, each Party shall select one (1) arbitrator and the arbitrators selected by the Parties shall then select a third arbitrator, who shall have at least [*] years’ experience in pharmaceutical patent licensing. The arbitrators shall permit the Parties to have discovery within the rules of the ICC. The decision of the arbitrators shall be final and binding on the Parties and shall be accompanied by a written opinion of the arbitrators explaining the arbitrators’ rationale for their decision. Except as may otherwise be determined by the arbitrators in their award to be just and appropriate in light of the particular circumstances and outcome of the arbitration, the Party losing the arbitration shall pay all fees and costs of the arbitrators and the ICC and reimburse the prevailing Party for its reasonable attorneys’ fees, costs and disbursements (including, for example, expert witness fees and expenses, photocopy charges and travel expenses). The intent of the Parties is that except for the entering of an arbitration order in a court of competent jurisdiction, disputes shall be resolved finally in arbitration as provided above, without appeal, and without recourse to litigation in the courts.

14.3 Exceptions. Notwithstanding the foregoing provisions of this ARTICLE 14, either Party may initiate an action before any court having competent jurisdiction in order to obtain an order to preserve the status quo and avoid incurring irreparable harm pending the resolution of any dispute that is submitted to arbitration, to prevent or enjoin a breach or threatened breach of confidentiality or to enforce provisions of this Agreement relating to ownership rights in Intellectual Property without complying with the procedures set forth in this ARTICLE 14.

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

ARTICLE 15

ASSIGNMENT

15.1 Binding Effect. This Agreement shall be binding upon and inure to the benefit of Parties hereto and their respective successors and permitted assigns.

15.2 Assignment by Alfa. Alfa shall have the right to assign this Agreement, in whole or in part, to any Affiliate of its choice to whom the Alfa Technology Rights are transferred, whether by way of sale and assignment, merger or consolidation, operation of law or otherwise, and Salix hereby acknowledges and accepts any such assignment, but Alfa shall not otherwise assign or purport to assign this Agreement (in whole or in part) without the prior consent in writing of Salix, such consent shall not be unreasonably withheld or delayed.

15.3 Assignment by Salix. Salix shall have the right to assign this Agreement, in whole or in part, to any Affiliate of its choice to whom Salix assigns its rights under the Amended and Restated License Agreement, whether by way of sale and assignment, merger or consolidation, operation of law or otherwise, and Alfa hereby acknowledges and accepts any such assignment, but Salix shall not otherwise assign or purport to assign this Agreement (in whole or in part) without the prior consent in writing of Alfa, such consent not to be unreasonably withheld or delayed.

ARTICLE 16

ENTIRE AGREEMENT AND MODIFICATION

This Agreement constitutes the final and complete understanding existing between Alfa and Salix relating to the subject matter hereof. The terms of this Agreement cannot be substituted, superseded, waived or modified in any manner except by written agreement executed for and on behalf of each of Alfa and Salix.

ARTICLE 17

LANGUAGE AND GOVERNING LAW

17.1 English Language. All communications notices and proceedings required to be given hereunder shall be in the English language.

17.2 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Switzerland, without giving effect to any conflict of laws principles or rules. The Parties agree to exclude the application to this Agreement of the United Nations Convention on Contracts for the International Sale of Goods.

ARTICLE 18

WAIVER

No waiver of any default by either Party shall be deemed to constitute a waiver of any subsequent default with respect to the same or any other provision hereof. No waiver shall be effective unless made in writing with specific reference to the relevant provision(s) of this Agreement and signed by a duly authorized representative of the Party granting the waiver.

ARTICLE 19

NOTICES

Except as otherwise herein provided, all notices to be served or notified to the Parties hereunder shall (a) be mailed by internationally recognized courier service or by registered airmail return receipt requested to their respective addresses listed below or to any other address subsequently communicated in writing, or (b) delivered by e-mail marked as being of high importance to the e-mail address set forth below (to be confirmed by written notice sent in the manner set forth in clause (a)), and shall be deemed to have been given [*] Business Days after the day on which such mailing is made, or on the next Business Day after the day on which it is sent in the case of any e-mail which is followed by written notice as aforesaid.

Party	Address

to Salix:	Salix Pharmaceuticals, Inc. Attn: General Counsel 8510 Colonnade Center Drive Raleigh, North Carolina 27615 USA

With copies (which shall not constitute notice) to:

Salix Pharmaceuticals, Inc. Attn: Executive Vice President Business Development 8510 Colonnade Center Drive Raleigh, North Carolina 27615 USA E-Mail: [*]

and

Covington & Burling LLP 1201 Pennsylvania Avenue, N.W. Washington, D.C. 20004 E-Mail: ebritton@cov.com

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

to Alfa:	Alfa Wassermann S.p.A Attn: Mr. Andrea Golinelli Via Ragazzi del ‘99 no. 5 40133 Bologna, Italy E-mail: [*]

with copies (which shall not constitute notice) to:

Alfa Wassermann S.p.A Attn: Andrea Montanari Via Ragazzi del ‘99 no. 5 40133 Bologna, Italy E-mail: [*]

and

Alfa Wassermann, Inc. 4 Henderson Drive West Caldwell, New Jersey 07006 U.S.A. Attention: Ira S. Nordlicht, Chief Executive Officer E-mail: [*]

and

Nordlicht & Hand 800 Westchester Avenue Rye Brook, New York 10514 U.S.A. Attention: Brian M. Hand, Esq. E-mail: [*]

ARTICLE 20

SEVERABILITY

If any part of this Agreement is held unenforceable or in conflict with the applicable laws or regulations of any applicable jurisdiction, the invalid or unenforceable part or provision shall be replaced with a provision which accomplishes, to the extent possible, the original business purpose of the invalid or unenforceable part or provision in a valid and enforceable manner, and the remainder of this Agreement shall remain binding upon the Parties hereto.

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

ARTICLE 21

HEADINGS AND CONSTRUCTION

21.1 Headings. Headings are inserted for convenience and shall not by themselves determine the interpretation of this Agreement.

21.2 References. References in this Agreement to Sections, Articles and Exhibits refer to Sections and Articles of, and Exhibits to, this Agreement except as otherwise specifically noted.

21.3 Rules of Construction. Except where the context otherwise requires, wherever used, the singular shall include the plural, the plural the singular, the use of any gender shall be applicable to all genders. The term “including” as used herein shall mean including, without limiting the generality of any description preceding such term. The word “or” shall be interpreted in accordance with its ordinary meaning as the context indicates.

ARTICLE 22

COUNTERPARTS

This Agreement may be executed in two or more counterparts each of which shall be deemed an original and which together shall constitute one and the same instrument.

ARTICLE 23

MUTUAL DRAFTING

This Agreement constitutes the joint product of the Parties hereto. Each provision has been subject to the mutual consultation and agreement of such Parties and shall not be construed for or against either of them based on authorship.

ARTICLE 24

THIRD PARTY RIGHTS

No provision of this Agreement is intended to be enforceable by any Person other than the Parties hereto, their permitted assigns, and parties entitled to indemnification pursuant to ARTICLE 8.

ARTICLE 25

RELATIONSHIP OF THE PARTIES

It is expressly agreed that Alfa, on the one hand, and Salix, on the other hand, shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership, joint venture or agency. Neither Alfa, on the one hand, nor Salix, on the other hand, shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other, without the prior written consent of the other Party to do so. All persons employed by a Party shall be employees of such Party and not of the other Party and all costs and obligations incurred by reason of any such employment shall be for the account and expense of such Party.

ARTICLE 26

PERFORMANCE BY AFFILIATES

Each of Alfa and Salix acknowledges that its performance of its obligations and its exercise of rights under this Agreement may be performed or exercised, respectively, by Affiliates of Alfa and Salix. Each of Alfa and Salix guarantees performance of this Agreement by any of its Affiliates.

ARTICLE 27

FURTHER ASSURANCE

Each Party shall duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents and instruments, as may be necessary or as the other Party may reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes hereof, or to better assure and confirm unto such other Party its rights and remedies under this Agreement.

ARTICLE 28

SUBCONTRACTORS

Salix and Alfa shall each have the right to subcontract any of its Manufacturing activities with respect to Rifaximin Products to a third party. Each Party shall remain solely responsible for all costs and expenses associated with its use of subcontractor(s) hereunder.

(Signatures appear on the next page.)

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

SALIX PHARMACEUTICALS, INC.		ALFA WASSERMANN S.p.A.

By:	/s/ Rick Scruggs	By:	/s/ Andrea Golinelli
Name:	Rick Scruggs	Name:	Andrea Golinelli
Title:	EVP Business Development	Title:	Chief Strategy Officer

[Signature page for EIR Supply Agreement]

EXHIBIT A

EIR PATENT APPLICATIONS

[*]

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

A-1

EXHIBIT B

PRICING METHODOLOGY

Definitions

For the purposes of this Exhibit B:

“Cost of Goods Sold” means the fully-burdened aggregate reasonable direct and indirect costs and expenses incurred and recorded by Alfa in manufacturing the Crohn’s EIR Product consisting solely of: (a) [*]; (b) [*]; (c) [*]; (d) [*]; (f) [*]; (g) [*]; and (h) [*], in each case ((a) through (h)), to the extent specifically identifiable to the Manufacture of the Crohn’s EIR Product as determined in accordance with either (i) [*], or (ii) [*].

“Floor Price” means [*].

“Net Selling Price” means the aggregate Net Sales of Salix and its Affiliates for the Crohn’s EIR Product divided by the number of units of the Crohn’s EIR Product sold (for this purpose, the Net Selling Price of different dosage sizes of the Crohn’s EIR Product shall be calculated separately).

“Supply Price” means the price at which Alfa shall sell the Crohn’s EIR Product to Salix, which shall be [*], subject to adjustment as set forth below.

Determination of Supply Price

Not later than [*] months prior to the commercial launch of the Crohn’s EIR Product in the Salix Territory, Salix and Alfa shall act in good faith to agree upon the Supply Price for the Crohn’s EIR Product, which shall be based on Salix’s best estimate of its Net Selling Price. The same procedure shall be used to adjust the Supply Price for each subsequent Calendar Year.

Audit of Net Selling Price

Alfa shall have the right to request an annual audit of Salix’s Net Selling Price, to be conducted by an independent third party mutually acceptable to the Parties. Such audit shall follow the procedures for determining the Net Selling Price set forth above, and shall include consideration of any adjustment resulting from the “Reconciliation of Supply Price” as set forth below in this Exhibit C. The actual Net Selling Price determined by the auditor is referred to as the “Adjusted Net Selling Price”. If the Adjusted Net Selling Price is greater than the estimated Net Selling Price at which the Crohn’s EIR Product was sold to Salix, Salix shall reimburse Alfa for the full difference between the amount that had been charged to Salix for quantities of the Crohn’s EIR Product during the period under audit, and the amount that Salix should have paid for such quantities of the Crohn’s EIR Product, with such amount to be added to Alfa’s next invoice to Salix. Furthermore, if such difference is greater than [*]% of the total amount that Alfa Wassermann should have been paid by Salix for the supply of the Crohn’s EIR Product during the period under audit, Salix shall reimburse Alfa for the cost of the audit.

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

B-1

Supply Price Adjustment (Minimum Floor Price)

Notwithstanding the foregoing, in no event shall the Supply Price be less than the Floor Price.

In the event that the Floor Price mechanism is activated, Salix shall be entitled to request [*] audit of Alfa’s Cost of Goods Sold, to be conducted by an independent third party mutually acceptable to the Parties. The cost of such audit shall be borne by Salix unless the audit reveals that Cost of Goods Sold applied by Alfa to setting the price for the Crohn’s EIR Product exceeded the actual Cost of Goods Sold by more than [*] percent ([*]%), in which case Alfa shall pay for the cost of the audit. If and to the extent that the audit establishes that the Cost of Goods Sold as applied by Alfa in setting the Supply Price exceeded the actual Cost of Goods Sold, Alfa shall, at the option of Salix, either grant Salix (i) a credit to be applied towards future purchases of the Crohn’s EIR Product or (ii) a refund, in either case, [A] in an amount equal to the amount by which Salix was overcharged for its supply of the Crohn’s EIR Product and [B] to be applied in the subsequent Calendar Year.

Reconciliation of Supply Price

After the end of each Calendar Year, the Parties shall jointly conduct a reconciliation of the Supply Price for that year. The purpose of such reconciliation shall be to determine the actual Net Selling Price charged by Salix to its customers and to use that as a basis for determining whether the Supply Price for the year was too high or too low. The reconciliation shall compare (i) [*]% of the actual aggregate Net Selling Price charged to Salix customers for all sales of the Crohn’s EIR Product for the year (the “Adjusted Total Net Selling Price”) against (ii) the total amount charged by the Manufacturers to Salix for the supply of Crohn’s EIR Product delivered to Salix during such year (the “Total Salix Supply Charges”). If the Adjusted Total Net Selling Price for a year exceeds the Total Salix Supply Charges for such year, the difference shall be charged to Salix and added to the first invoice submitted to Salix for orders in the succeeding Calendar Year. On the other hand, if the Adjusted Total Net Selling Price for a year was less than the Total Salix Supply Charges for such year, Alfa shall, at the option of Salix, either grant Salix a credit to be applied toward future purchases of the Crohn’s EIR Product or (ii) a refund, in either case, in an amount equal to the amount by which the Total Salix Supply Charges exceeded the Adjusted Total Net Selling Price.

*	Confidential treatment requested; certain information omitted and filed separately with the SEC.

B-2